News Release	TRW Inc. 1900 Richmond Road Cleveland, OH 44124

For Immediate Release	Contact
Judy Wilkinson or Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Jay McCaffrey, TRW Media
216-291-7179

Ron Vargo, TRW Investors
216-291-7506

TRW ADVISES SHAREHOLDERS TO TAKE NO ACTION AT THIS TIME IN RESPONSE TO NORTHROP GRUMMAN’S REVISED $53 PER SHARE EXCHANGE OFFER

CLEVELAND, April 14, 2002 — TRW Inc. (NYSE: TRW), in response to Northrop Grumman Corporation’s (NYSE: NOC) announcment that it has revised the terms of its unsolicited exchange offer for all the outstanding shares of TRW, advised its shareholders to take no action at this time. TRW’s Board of Directors will review Northrop’s revised $53 per share exchange offer and will make its recommendation to TRW shareholders in due course.

TRW provides advanced-technology products and services for the aerospace, systems, and automotive markets.

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